Exhibit 10.1

NVIDIA CORPORATION
FISCAL YEAR 2006 VARIABLE COMPENSATION PLAN

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Senior Officers and Senior Management (collectively, the “Participants”), who are employed at the Company during fiscal year 2006 and are employees of the Company on and as of January 29, 2006, shall be eligible to participate in the Fiscal Year 2006 Variable Compensation Plan (the “Plan”). The Plan is designed to award a cash payment (each a “Variable Cash Payment”) for performance in fiscal year 2006 to a Participant if the Company achieves certain corporate performance targets (“Corporate Targets”) and/or if the Participant achieves his or her individual key performance objectives (“Individual Targets”). For purposes of the Plan, the Company’s chief executive officer, other executive officers and certain other senior officers shall qualify as “Senior Officers” and other employees at the level of director or senior management shall qualify as “Senior Management.”

Determination of Fiscal Year 2006 Variable Cash Payments

A Participant is eligible to receive a Variable Cash Payment if the Participant’s Corporate Targets and/or the Individual Targets are achieved. The amount of the Variable Cash Payment a Participant may receive upon achievement of the Corporate Target and his or her Individual Target will be set by the Compensation Committee for the Senior Officers and by the Participant’s manager for the Senior Management (the “Variable Cash Payment Amount”). A Participant’s Variable Cash Payment Amount is based on the difficulty and responsibility of each position. For fiscal year 2006, each Participant’s Variable Cash Payment Amount will be split such that fifty percent (50%) is allocated to the achievement of the Corporate Targets (the “Corporate Variable Cash Payment”) and fifty percent (50%) is allocated to the achievement of the Individual Targets (the “Individual Cash Payment”). A Participant may be eligible to receive more than or less than his or her Variable Cash Payment Amount as described more fully below.

Individual Variable Cash Payment

An Individual Variable Cash Payment may be awarded to a Participant based on the achievement of his or her Individual Targets or other criteria determined by the Compensation Committee. For fiscal year 2006, each Participant must propose his or her key performance objectives for fiscal year 2006 and present the key performance objectives to his or her manager who shall then determine if the key performance objectives are acceptable. The Compensation Committee shall approve the chief executive officer’s key performance objectives for fiscal year 2006.

The Compensation Committee shall determine if Individual Targets have been achieved by each Senior Officer and shall determine the Individual Cash Payments for Senior Officers. Senior Officers shall determine if Individual Targets have been achieved by each member of Senior Management and shall determine Individual Variable Cash Payments for Senior Management. An Individual Variable Cash Payment that is in excess of fifty percent (50%) of the Variable Cash Payment Amount may be awarded to a Participant for extraordinary individual performance. If a Participant achieves only a portion of his or her Individual Targets, the Participant may still be eligible to receive an Individual Variable Cash Payment. If a Participant does not receive an Individual Variable Cash Payment, he or she may still be eligible to receive a Corporate Variable Cash Payment as outlined below. Further, even if a Participant does not receive a Corporate Variable Cash Payment, he or she may still be eligible to receive all or a portion of his or her Individual Variable Cash Payment.

Corporate Variable Cash Payment

The Compensation Committee has set the Corporate Targets for the Senior Officers and the Senior Management, based on fiscal year 2006 net income and gross margin targets, respectively. The Compensation Committee has also set threshold gross margin and net income targets for fiscal year 2006 for Senior Officers and Senior Management, respectively, for the award of all of or a portion of the Corporate Variable Cash Payment (collectively, the “Thresholds”). The actual Corporate Variable Cash Payments to be made (the “Actual Corporate Variable Cash Payments”) shall be made pursuant to the following guidelines:

•	If the fiscal year 2006 Thresholds are just met or are not met, a Participant will not receive any portion of his or her Corporate Variable Cash Payment.

•
If the Company’s net income or gross margins for fiscal year 2006, as applicable, fall between the Threshold and the applicable Corporate Target, each Participant shall receive an Actual Corporate Variable Cash Payment based on the following formula:

Actual Corporate Variable Cash Payment = (Actual Result - Threshold) x Corporate Variable Cash Payment
                                50

•
If the Company’s net income or gross margins for fiscal year 2006, as applicable, equal the Corporate Target, each Participant shall be eligible to receive the full amount of his or her Corporate Variable Cash Payment.

•
If the Company’s net income or gross margins for fiscal year 2006, as applicable, exceed the Corporate Target, each Participant shall be eligible to receive an Actual Corporate Variable Cash Payment pursuant to the formula set forth above.

In no event shall any Participant receive an Actual Corporate Variable Cash Payment in excess of two times the amount of his or her Corporate Variable Cash Payment.

Miscellaneous Provisions

The Board of Directors or the Compensation Committee may amend or terminate this Plan at any time in their sole discretion. Further, the Board of Directors or the Compensation Committee may modify the Corporate Targets, Individual Targets and/or Variable Cash Payment Amounts at any time in their sole discretion.

This Plan shall be governed by and construed in accordance with the laws of the State of California.